Wefunder Listing Agreement

THIS LISTING AGREEMENT is made on April 20th 2020 by and between Parallel Flight Technologies, Inc., a Delaware corporation ("Company"), Wefunder Portal LLC, a Delaware limited liability company ("Portal") and Wefunder, Inc., a Delaware corporation ("Wefunder") (each referred to herein individually as "Party" or collectively as "Parties"). The Parties hereby agree as follows:

1. Agreement to Engage in Fundraising. The Company agrees to sell securities ("Securities") to eligible investors through Portal and/or Wefunder. The Company agrees to sell Securities equal in value to funds raised from eligible investors that invest through Portal and/or Wefunder ("Members"). The Company shall be under no obligation to sell Securities in excess of $10,000,000 (the "Maximum").

A.   All Parties agree to acknowledge:

i.    The Party authorized to facilitate the sale of Securities under the exemptions provided by Regulation D shall be

Wefunder;

ii.    The Party authorized to facilitate the sale of Securities under the exemptions provided by Regulation A shall be

Wefunder;

iii.   The Party authorized to facilitate the sale of Securities under the exemptions provided by Regulation Crowdfunding shall be Portal; and

iv.   Notwithstanding anything herein to the contrary, the obligations of the Company, Portal and Wefunder shall be several but not joint and each Party shall be responsible for breaches of its own covenants, representations and warranties.

2. Accuracy and Sufficiency of Information. The Company represents and warrants to Portal and to Wefunder that all information provided by the Company to Portal, or any of its affiliates, and to Wefunder, or any of its affiliates, is accurate and complete in every material respect, and that the Company has not omitted any fact regarding the Company that is reasonably material. The Company also represents and warrants to Portal and to Wefunder that the information provided by the Company meets the requirements of state and federal securities laws, specifically the Securities Act of 1933, the exemptions provided by Regulation A, Regulation D and Regulation Crowdfunding and the relevant blue sky laws (together referred to herein individually as "Exempt Offering" and collectively as "Exempt Offerings"), in every material respect, and the Company will not rely on Portal or Wefunder to ensure that such requirements are met.

3. Costs.

A.   Regulation D - Regulation A. If the Company decides to sell Securities under the exemptions provided by

Regulation D and/or Regulation A, then:

i.    The Company agrees to pay to Wefunder:

a)   $30,000, due immediately (within 5 business days) prior to commencement of the Regulation D campaign.

1.   This payment is not based on the success or failure of the Regulation D campaign.

b)   $50,000, due immediately (within 5 business days) prior to commencement of the Regulation A campaign.

1.   This payment is not based on the success or failure of the Regulation A campaign.

2.   If the Company chooses not to commence the Regulation A campaign, then the Company and Wefunder shall hold no obligation to the other beyond those explicitly related to the Regulation D campaign (i.e., the payment of $30,000 pursuant to Section 3.A.i.a) .

ii.    Wefunder agrees to provide to the Company:

a)   The platform to raise funds, including processing payments, electronic document signing, and support on designing and implementing the campaign page;

b)   A disbursement every time at least $250,000 of funds are available, limited to once per month;

c)   Marketing support throughout the campaign, including emailing marketing to our user base, as well as advising on marketing campaigns off the platform;

d)   Design and execution of social ads with a $300 ad spend;

e)   Hosting for the Regulation D campaign for up to 18 months from its commencement date; and

f)    Hosting for the Regulation A campaign for up to 365 days ("Hosting Period") from its commencement date.

1.   Upon the Company's written request, Wefunder shall extend the Hosting Period by an additional 180 days

("Extended Period") in exchange for a payment of $10,000, due immediately (within 5 business days)

prior to commencement of the Extended Period. Wefunder further agrees that, until the close (or cancellation) of the Regulation A campaign, each time the Company makes a written request for an additional Extended Period, Wefunder shall continue to provide Hosting for an additional 180 days in exchange for an additional payment of $10,000, due immediately (within 5 business days) prior to commencement of each additional Extended Period.

B.   Regulation Crowdfunding. If the Company decides to sell Securities under the exemption provided by

Regulation Crowdfunding, then:

i.    The Company agrees to pay to Portal:

a)   7.5% of the aggregate amount of funds raised through the Regulation Crowdfunding campaign, due immediately on the last day of the Financing Period (at close), provided however that the Company raises a minimum of $50,000 through Portal (the "Minimum").

1.   This payment is based on the Company successfully raising the Minimum through Portal.

2.   If the Company successfully raises at least the Minimum through Portal, then the payment due to Portal shall be reduced by an amount of $30,000.

3.   If the Company chooses not to commence the Regulation Crowdfunding campaign, then the Company and Portal shall hold no obligation to the other and, as a result, Portal shall no be subject to terms of this Agreement explicitly related to a Regulation D campaign or a Regulation A campaign. Further, both the Company and Wefunder agree that Portal shall be fully indemnified and held harmless in any instance where a claim is brought against any or all Parties for damages incurred as a result of actions or inactions taken during a Regulation D or Regulation A campaign.

ii.    Portal agrees to provide to the Company:

a)   The platform to raise funds, including processing payments, electronic document signing, and support on designing and implementing the campaign page;

b)   A disbursement every time at least $250,000 of funds are available, limited to once per month;

c)   Marketing support throughout the campaign, including emailing marketing to our user base, as well as advising on marketing campaigns off the platform;

d)   Drafting of the Form C and filing of the Form C, after it's been reviewed and electronically signed by the Company;

e)   Design and execution of social ads with a $300 ad spend; and

f)    Hosting for the Regulation Crowdfunding campaign for up to 180 days from its commencement date.

4. Eligibility of Investors. Portal and Wefunder agree that it or one of its affiliates will determine the eligibility of their respective Members to invest in the Company and the amount they are eligible to invest. Further, the Company acknowledges that Portal and Wefunder will rely on self-certifications of their respective Members for purposes of determining such eligibility.

5. Investor Updates. The Company shall use reasonable efforts to provide investors with quarterly business updates from the Company through the Wefunder Platform. However, those investors will have no additional information or inspection rights other than required by law.

6. Use of Wefunder.com. The Company agrees to the Terms of Service (the "TOS") and Startup Agreement, as amended by Portal and/or Wefunder from time to time and made available at http://wefunder.com/terms.

7. [RESERVED]

8. Custodial Accounts. The Company acknowledges that XX Investments, LLC, a Delaware limited liability company ("XX"), has been retained as custodian ("Custodian") and transfer agent ("Transfer Agent") for the Securities offered and sold through Portal and/or Wefunder. The Company also acknowledges that the Members' purchase of Securities will serve as a direction to the Company to issue the legal interest in the Securities to Custodian, in Custodian's capacity as a securities intermediary. The Custodian will be the sole legal owner and record holder of the Securities and will exercise all voting rights to the Securities. The Members will be purchasing or reselling beneficial interests in the Securities. The books and records of the Company will reflect that the Custodian is the sole legal and record owner of the Securities. The sole dispositive record of the Members' beneficial ownership of the Securities will be on the books and records of the Transfer Agent.

IN WITNESS WHEREOF, the parties have executed this Listing Agreement as of the first date written above.

Parallel Flight Technologies, Inc.	Wefunder, Inc
Jonny Price

Wefunder Portal LLC
Jonny Price

IN WITNESS WHEREOF, the parties have executed this agreement as of                                                                               .

Number of Shares:

Aggregate Purchase Price:

COMPANY:

Name:

Title:

Read and Approved (For IRA Use Only):	SUBSCRIBER:

By:	By:

Name:

Title:

State of Residency:

The Subscriber is an "accredited investor" as that term is defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

The subscriber is a resident of the state set forth herein.

Please indicate Yes or No by checking the appropriate box:

[    ] Accredited

[    ] Not Accredited

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SUBSCRIPTION AGREEMENT